UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE JONES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As previously announced, on December 19, 2013, The Jones Group Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jasper Parent LLC (“Parent”) and Jasper Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are beneficially owned by affiliates of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the “Sponsor”).

Substantially concurrent with the closing of the Merger, Parent intends to transfer ownership of certain of the Company’s business lines (including the business conducted by KG Group Holdings Limited and its subsidiaries (the “Kurt Geiger Business”), the business conducted by Stuart Weitzman Holdings, LLC and its subsidiaries (the “Stuart Weitzman Business”) and the Apparel Business (as defined in the Merger Agreement, which the Company previously filed as Exhibit 2.1 to the Current Report on Form 8-K on December 23, 2013)) to separate controlled affiliates of the Sponsor (the “Carveout Transactions”). Following completion of such transfers, the remaining corporation’s business will be comprised of the Nine West Business and the Jeanswear Business (each as defined in the Merger Agreement), together with certain corporate level assets and obligations to be retained by the Surviving Corporation, all of which will be held by Nine West Holdings, Inc. (as successor in interest to the Surviving Corporation) (“Nine West Holdings”).

In connection with the Merger, Merger Sub is offering to eligible holders (the “Offer”), the opportunity to exchange any and all of the outstanding 6.875% Senior Notes due 2019 (the “Old Notes”) of the Company, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and JAG Footwear, Accessories and Retail (the “Original Issuers”), for new 8.250% Senior Notes due 2019 (the “New Notes”) to be issued by Nine West Holdings. The Merger, the Offer, the issuance of the New Notes, the Carveout Transactions, the change of control offer launched by the Original Issuers for the Old Notes on March 6, 2014, and the bank financings described under “Capitalization” and “Unaudited Pro Forma Consolidated Combined Financial Information” below (the “senior credit facilities”) and the related transactions are hereinafter sometimes referred to as the “Transactions”.  Neither the Company or any of its affiliates is making any Offer or is otherwise participating in any transactions relating thereto.

The Sponsor and the Company’s management have prepared certain information related to Nine West Holdings, which will be disclosed to eligible holders in connection with the Offer on the date hereof and which has been reproduced below. Such information does not represent a comprehensive statement of the financial results for the Company. Such information may vary from, and may not be directly comparable to, the historical financial information of the Company on a consolidated basis or prior to the Merger and any such differences may be material. Accordingly, investors and shareholders should not place undue reliance on such financial information.

This communication contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. To supplement the preliminary financial information presented in accordance with GAAP, the Sponsor disclosed to eligible holders on the date hereof non-GAAP information regarding the effect on Operating Income, Gross Profit, Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), EBITDA Before Rent Expense (“EBITDAR”), Rent Expense and Capital Expenditures related to, among other things:

•	the impairments recorded as a result of the annual review of indefinite-lived intangible assets and goodwill;

•	severance, fixed asset impairment and other charges and credits related to the closure of underperforming retail locations;
•	the amortization of certain acquired intangible assets from the acquisition of Atwood Italia S.r.l.;
•	investment consulting fees, legal fees, accounting fees and other items related to the acquisitions and other business development activities;
•	severance and restricted stock amortization related to executive management changes; and
•	present value accruals and adjustments for liabilities related to leases on properties currently not in use.

These non-GAAP measures were provided by the Sponsor to enhance the user’s overall understanding of the Nine West Holdings’ financial results. These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for or superior to GAAP results. The non-GAAP measures of Adjusted Operating Income, EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted Rent Expense and Adjusted Capital Expenditures included herein have been reconciled to the equivalent GAAP measure.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth summary unaudited pro forma condensed combined financial data of Nine West Holdings.

The summary unaudited pro forma combined financial data set forth below was derived from the pro forma financial information included under “Unaudited Pro Forma Condensed Combined Financial Information” below. The summary unaudited pro forma condensed combined information gives effect to the Transactions as if they had occurred as of January 1, 2013 (or December 31, 2013 in the case of our balance sheet data).

	Pro Forma for the Twelve Months ended December 31, 2013
(Amounts in millions, other than notes)

Financial Data(1):
Adjusted EBITDA	$198
Pro Forma Adjusted EBITDA	236
Pro Forma Adjusted EBITDAR	276
Adjusted Capital Expenditures	22
Adjusted Rent Expense	40
Adjusted Net Revenues	2,223
Nine West Co.	1,394
Jeanswear Co.	829
Adjusted Gross Profit	675

Selected Pro Forma Credit Statistics:

Total Debt(2)(3)	$1,460
Total Lease-Adjusted Debt(4)	$1,778
Cash Interest Expense(5)	$91
Total Debt / Pro Forma Adjusted EBITDA(2)(3)(4)	6.2	x
Total Lease-Adjusted Debt / Pro Forma Adjusted EBITDAR(2)(5)	6.4	x
Pro Forma Adjusted EBITDA / Cash Interest Expense(2)(6)	2.6	x

(1)
The Sponsor has presented these non-GAAP financial measures, because it believes such measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Nine West Holdings’ industry. The use of these non-GAAP financial measures has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on debt, pay income taxes, or invest in maintenance and growth capital expenditures or in working capital needs. Other companies in Nine West Holdings’ industry may calculate these measures differently than Nine West Holdings does, limiting their usefulness as a comparative measure. See below for a reconciliation of each of these non-GAAP financial measures to its most directly comparable GAAP financial measure.

(2)
Total Debt as of December 31, 2013 assumes that all of the Old Notes are tendered in the Offer. See “Capitalization” for more information on Nine West Holdings’ debt capital structure in event that less than all of the Old Notes are tendered in the Offer.

(3)	Amounts shown for Total Debt include long-term debt and current portion of long-term debt, before any anticipated original issue discount.

(4)
Total Lease-Adjusted Debt as of December 31, 2013 assumes that all of the Old Notes are tendered in the Offer and capitalizes Adjusted Rent Expense at 8.0x. See “Capitalization” for more information on Nine West Holdings’ debt capital structure in the event that less than all of the Old Notes are tendered in the Offer.

(5)
Cash interest expense for the twelve months ended December 31, 2013 is total cash interest expense for Nine West Holdings after giving pro forma effect to the Transactions, including the incurrence of the senior credit facilities and the New Notes. The calculation reflects twelve months of interest as if such indebtedness had been outstanding on the first day of such twelve-month period. The actual interest rates on any variable interest indebtedness over such twelve-month period may vary from those assumed in the calculation, and this financial data should not be considered indicative of actual results that would have been achieved during such twelve-month period.

Reconciliation of Non-GAAP Financial Measures to Most Comparable GAAP Measure (Totals May Not Sum Due to Rounding):

Pro Forma for the Twelve Months ended December 31,
2013
(Amounts in millions)	(unaudited)

Adjusted Operating Income, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR:
(Loss) income attributable to Jones Footwear and Jeanswear	$(1.0)
Income (loss) attributable to noncontrolling interest	(1.1)
Net (loss) income	(2.1)
Provision for income taxes	1.9
Equity in income of unconsolidated affiliate	(0.6)
Interest expense and financing costs	101.5
Interest income	(3.8)
Operating income	97.0
Affiliated company transactions and transaction costs(a)	13
Impairments and costs related to previously announced restructurings(c)	26
Purchase accounting adjustments(d)	6
Other adjustments, net(b)	14
Adjusted Operating Income	$157
Depreciation and amortization(e)	41
Adjusted EBITDA	$198
Pro forma adjustments(f)	38
Pro Forma Adjusted EBITDA	$236
Adjusted Rent Expense(g)	40
Pro Forma Adjusted EBITDAR	$276

Adjusted Rent Expense:
Rent expense	$63
Planned store closures(h)	(10)
Rent related to brands and facilities planned to be exited(i)	(4)
(Loss) on unused property(j)	(4)
Other rent (sales-based, equipment, storage) (k)	(5)
Adjusted Rent Expense	$40

Adjusted Capital Expenditures:
Capital expenditures	$33
SAP implementation(l)	(6)
Impact from brands planned to be sold or closed(m)	(5)
Adjusted Capital Expenditures	$22

(a)
Relates to (i) net non-cash royalty income recognized for the intra-company licensing of certain brands which will be replaced by royalty-free agreements between Nine West Holdings and the Apparel Business going forward; (ii) certain corporate costs previously allocated to Nine West Holdings from affiliated companies, and (iii) the expense of one-time fees and expenses related to the Transactions.

(b)	Relates to other costs not considered to be part of going forward operations and/or rounding.

(c)
Includes (i) trademark and goodwill impairments; (ii) costs associated with retail store restructuring; (iii) costs associated with unused property; and (iv) costs associated with non-retail store restructurings.

(d)	Reverses the impact of purchase accounting on deferred rent expense and tenant allowance amortization.

(e)
Represents remaining depreciation and amortization not added back to Adjusted Operating Income and includes the impact of additional depreciation and amortization expenses that result from purchase accounting. Depreciation and amortization added back to Adjusted Operating Income was $35 million in the year ended December 31, 2013.

(f)	Includes savings contemplated by the Sponsor, including store and brand closures or exits and corporate cost savings initiatives.

(g)	See reconciliation for Adjusted Rent Expense.

(h)
Run-rate adjustment reflecting rent expense in the year ended December 31, 2013 associated with stores planned to be closed by December 31, 2014. The significant majority of these stores are expected to be closed by June 30, 2014.

(i)	Run-rate adjustment reflecting rent expense in the year ended December 31, 2013 associated with planned brand exits.

(j)	Includes one-time non-cash charges incurred with respect to subletting vacant real estate.

(k)	Relates to other non-base rent (including sales-based percentage rent, equipment rent and storage rent).

(l)	Capital expenditures associated with the implementation of SAP, completed in 2013.

(m)	Capital expenditures associated with stores and brands planned to be sold or closed, the significant majority of which is expected to be completed by June 30, 2014.

CAPITALIZATION

The following table describes Nine West Holdings’ cash and cash equivalents and Nine West Holdings’ consolidated capitalization as of December 31, 2013 on a historical basis and on a pro forma basis giving effect to the Transactions as if they had occurred on that date and assuming that all Old Notes have been tendered and accepted in the Offer. You should read this table in conjunction with “Summary Unaudited Pro Forma Condensed Combined Financial Data,” and “Unaudited Pro Forma Condensed Combined Financial Information,” appearing elsewhere in this communication and Nine West Holdings’ combined financial statements included in the Company’s Current Report on Form 8-K dated February 24, 2013.

	As of December 31, 2013
	Actual	Pro Forma
(in millions)	(unaudited)
Cash and cash equivalents	$89.2	$70.0
Long-term debt (including current portion)(1)
Guaranteed loan notes(2)	$10.3	$10.3
2014 Notes	250.0	—
Old Notes(3)	400.0	—
2034 Notes	250.0	250.0
Existing revolving credit facility(4)	—	—
Revolving credit facility(3)(4)	—	55.0
Secured term loan facility(3)	—	445.0
Unsecured term loan facility	—	300.0
New Notes (3)	—	400.0
Total debt	910.3	1,460.3
Total stockholders’ equity(5)	98.2	103.5
Total capitalization	$1,008.5	$1,563.8

(1)	Amount of any debt presented reflects par value and does not reflect any unamortized discount or premium, as applicable, or fair value adjustments.

(2)
£6.2 million of fixed rate guaranteed loan notes converted at USD/GBP exchange rate of 1.6488 as of December 31, 2013. The fixed rate guaranteed loan notes will be supported by a letter of credit issued under the senior secured asset-based revolving credit facility.

(3)
If less than $300.0 million of the Old Notes are tendered in the Offer, then unless Nine West Holdings waives the condition to the Offer that requires receipt of valid tenders of Old Notes, not validly withdrawn, of at least $300.0 million of the principal amount outstanding of the Old Notes prior to 5:00 p.m., New York time, on April 4, 2014, Nine West Holdings will terminate the Offer and no New Notes will be exchanged for Old Notes.  If less than all, but $300.0 million or more, of the Old Notes are tendered in the Offer and the holders of the remaining Old Notes do not tender their Old Notes in the change of control offer, then such untendered Old Notes will remain outstanding and will become the obligation of Nine West Holdings following the consummation of the Transactions. If less than all, but $300.0 million or more, of the Old Notes are tendered in the Offer and the holders of the remaining Old Notes tender their Old Notes in the change of control offer, Nine West Holdings will use up to an additional $25.0 million of drawings under the revolving credit facility, the cash proceeds from an offering of additional notes or an additional Sponsor equity contribution, or any combination of the foregoing, to fund the repurchase of such Old Notes tendered in the change of control offer.  If Nine West Holdings elects to issue additional notes and the proceeds from such offering exceed the amount of cash needed to repurchase the Old Notes tendered in the change of control offer, such excess proceeds would reduce the amounts that would otherwise be drawn under the revolving credit facility and/or be used to prepay a portion of the secured term loan facility.

(4)
No amounts were outstanding under the Company’s existing revolving credit facility as of December 31, 2013, except for drawn letters of credit totaling $19.6 million, $2.6 million of which related directly to the Stuart Weitzman Business and the Kurt Geiger Business and $10.7 million of which related to the guaranteed loan notes. The existing revolving credit facility is being refinanced as part of the Transactions, and the $2.6 million of letters of credit with respect to the Stuart Weitzman Business and the Kurt Geiger Business are being terminated. As of December 31, 2013, on a pro forma basis giving effect to the Transactions as if they had occurred on that date and assuming that all Old Notes have been tendered and accepted in the Offer, Nine West Holdings would have had $170.0 million of borrowing capacity under the revolving credit facility, excluding $16.9 million of outstanding letters of credit ($10.7 million of which will relate to the guaranteed loan notes).

(5)
Pro forma total stockholders’ equity represents $120.0 million sponsor equity contribution, net of buyer transaction costs of $16.5 million relating to the Transactions, which will be recorded as an expense.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been derived by applying pro forma adjustments to Nine West Holdings’ historical combined financial statements included in the Company’s Current Report on Form 8-K dated February 24, 2014. The unaudited pro forma combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Nine West Holdings believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements do not purport to represent what Nine West Holdings’ actual combined results of operations or combined financial condition would have been had the Transactions actually occurred on the dates indicated, nor does it purport to project Nine West Holdings’ results of operations or financial condition for any future period or as of any future date. The unaudited pro forma combined financial statements should be read in conjunction with the information contained in “Summary Unaudited Pro Forma Condensed Combined Financial Data,” and the audited combined financial statements and the notes thereto included in the Company’s Current Report on Form 8-K dated February 24, 2014. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements. In addition, in certain instances, numbers may not sum to total due to rounding.

The unaudited pro forma condensed combined statements of operations give effect to adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact. The unaudited pro forma combined balance sheet gives effect to adjustments that are (x) directly attributable to the Transactions and (y) factually supportable, regardless of whether they have a continuing impact or are non-recurring.

The Merger will be accounted for using the purchase method of accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of fair value of assets and liabilities, available information as of the date of this communication and Nine West Holdings management assumptions, and will be revised as additional information becomes available. The actual adjustments to Nine West Holdings’ combined financial statements upon the closing of the Transactions will depend on a number of factors, including a final independent third-party valuation of assets and liabilities and the actual balance of Nine West Holdings’ net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2013

	Historical				Pro Forma
(Amounts in millions)	December 31, 2013	Adjustments			December 31, 2013

ASSETS

Current Assets
Cash and cash equivalents	$89.2	$(19.2)	(1)		$70.0
Accounts receivable	228.6	-			228.6
Inventories, primarily finished goods	302.6	-			302.6
Prepaid and refundable income taxes	2.6	-			2.6
Deferred taxes	18.6	-			18.6
Prepaid expenses and other current assets	31.2	-			31.2
Total current assets	672.8	(19.2)			653.6

Property, plant and equipment, at cost, less accumulated depreciation and amortization	144.3	47.9	(2)		192.2
Goodwill	-	198.6	(2)		198.6
Other intangibles, less accumulated amortization	397.5	611.5	(2)		1,009.0
Investments in unconsolidated affiliate	55.9	(1.4)	(2)		54.5
Notes receivable	93.3	(93.3)	(3)		-
Other assets	53.2	26.9	(2	), (4)	80.1
Total assets	$1,417.0	$771.1			$2,188.1

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$256.6	$(199.4)	(5)		$57.2
Accounts payable	162.1	-			162.1
Income taxes payable	-	-			-
Accrued employee compensation and benefits	27.9	-			27.9
Accrued expenses and other current liabilities	62.0	(6.9)	(6)		55.1
Total current liabilities	508.6	(206.3)			302.3

Long-term debt	673.4	694.7	(5)		1,368.1
Obligations under capital leases	19.1	-			19.1
Deferred taxes	56.8	297.6	(2)		354.4
Other liabilities	60.7	(20.3)	(2	), (7)	40.4
Total liabilities	$1,318.6	$765.8			$2,084.4

Redeemable noncontrolling interest	0.2	-			0.2
Total equity	98.2	5.3	(8)		103.5
Total liabilities and equity	$1,417.0	$771.1			$2,188.1

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)
Represents the net effect of the Transactions on cash and cash equivalents based on the estimated sources and uses of cash for the Transactions (assuming all of the Old Notes are exchanged for New Notes in the Offer) as if they had occurred on December 31, 2013 as presented below (in millions):

SOURCES:		USES:
Available cash and equivalents (a)	$19.2	Purchase of Jones equity (f)	687.7
		Refinancing of 2014 Notes	250.0
Revolving credit facility	55.0	Refinancing of Old Notes	400.0
Secured term loan facility	445.0	Rollover of 2034 Notes	250.0
Unsecured term loan facility	300.0	Rollover of guaranteed loan notes	10.3
New Notes	400.0	Purchase price	$1,598.0
Total New Debt (b)	$1,200.0
		Estimated fees and expenses (g)	$87.9
Rollover of 2034 Notes	250.0
Rollover of guaranteed loan notes	10.3	Accrued interest on redeemed notes (h)	$6.9
Rollover debt (c)	260.3

Notes receivable (d)	93.3
Equity contribution (e)	120.0
Total sources of funds	$1,692.8	Total uses of funds	$1,692.8

(a)
Represents, as of December 31, 2013, the pro forma use of cash and equivalents used to fund the Transactions. The amount of cash and equivalents to be used at the close of the Transaction will depend on various factors, including the timing of the closing, the levels of net working capital, amounts of existing indebtedness at closing, and transaction fees and expenses.

(b)
Newly raised debt for the purposes of funding the transaction, comprised of $55.0 million in borrowings on the revolving credit facility, which has a total borrowing capacity of $225.0 million, $445.0 million in borrowings on the secured term loan facility, $300.0 million in borrowings on the unsecured term loan facility and $400.0 million of New Notes.

(c)	The existing 2034 Notes and guaranteed loan notes are contemplated to remain outstanding at the close of the Transactions.
(d)	In connection with the carveout of the Kurt Geiger Business, an existing receivable from the Kurt Geiger Business in the amount of $93.3 million will be collected by Nine West Holdings.
(e)	Represents an equity contribution to Nine West Holdings by Sycamore and KKR.
(f)
Represents the portion of the purchase of total equity of the Company attributable to the Nine West Holdings transaction. The total equity purchase price of the Company of $1,183.2 million represents $1,182.9 million for the purchase of 78.9 million shares outstanding, including restricted shares expected to be outstanding at close, at the purchase price of $15 per share, and $0.3 million for the purchase of 20,000 Share Units.

(g)
Represents estimated fees and expenses associated with the Transactions, including an estimated make-whole premium with respect to the existing 2014 Notes of $7.3 million, commitment fees, financing fees, issue discounts and other transaction costs and professional fees attributable to Nine West Holdings.

(h)
Represents estimated interest accrued on the notes to be exchanged or redeemed, as applicable, at close, comprised of $1.8 million of interest accrued related to the Old Notes and $5.1 million of interest accrued related to the 2014 Notes.

(2)
Reflects the effect of acquisition method accounting based on preliminary allocation of the purchase price to identifiable assets acquired and liabilities assumed, based on preliminary valuations, which changes are not deductible for tax purposes. The goodwill will not be amortized and will be evaluated for impairment on an annual basis. The following preliminary purchase price allocation is subject to adjustment and such adjustments may be material (in millions):

Purchase consideration	$1,598.0
Less: Existing debt	(910.3)
Purchase price of equity	$687.7

Historical book value of net assets	$98.2
Less: sellers fees	14.0
Less: redemption premium on 2014 Notes	7.3
Net assets acquired	$76.9
Excess purchase consideration	$610.8

Allocated to:
Property, plant and equipment, net	$47.9
Goodwill	198.6
Other intangibles	611.5
Investments in unconsolidated affiliate	(1.4)
Deferred rent	20.3
Capitalized swap gains - current	4.4
Capitalized swap gains - long-term	13.1
Existing deferred finance fees	(23.2)
Revaluation to fair value of 2034 Notes	37.2
Deferred income taxes	(297.6)
Total adjustment	$610.8

(3)	In connection with the carveout of the Kurt Geiger Business, an existing receivable from the Kurt Geiger Business in the amount of $93.3 million will be collected by Nine West Holdings.
(4)
Adjustments reflect the capitalization of $50.1 million in financing fees incurred in connection with the new debt being offered to fund the Transactions and write-off of $23.2 million in financing fees related to existing debt.

(5)	Adjustments reflect:
	(i)	The issuance of the New Notes and other new debt being used to fund the Transactions, including (a) in current portion of long term debt, $55.0 million in borrowings on the revolving credit facility net of the repayment of the 2014 Notes, and (b) in long-term debt, $445.0 million in borrowings on the secured term loan facility, $300.0 million in borrowings on the unsecured term loan facility, and $400.0 million in New Notes offset by the cancellation of the Old Notes. See Note (1) above for further detail.
	(ii)	The revaluation of the $250.0 million outstanding senior notes due 2034 to their fair market value of $212.8 million as of December 31, 2013, resulting in a $37.2 million decrease in long-term debt.
	(iii)	The write-off of capitalized swap gains and unamortized issuance discount on premium, $4.4 million of which is reflected in current portion of long term debt and $13.1 million of which is reflected in long-term debt.

(6)	Payout of $6.9 million of interest accrued on the 2014 Notes and the Old Notes. See Note (1) above for further detail.

(7)	Reflects the elimination of historical deferred rent and tenant allowance balances in the amount of $8.7 million and $11.7 million, respectively.

(8)	Adjustments to equity reflect:
	(i)	Elimination of historical equity in the amount of $98.2 million; and
	(ii)	Equity contributions in the amount of $120.0 million, net of buyer transaction costs of $16.5 million relating to the Transactions, which will be charged to expense.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Fiscal Year Ended December 31, 2013

(Amounts in millions)	Historical	Adjustments			Pro Forma

Total revenues	2,238.5	$-			$2,238.5

Cost of goods sold	1,552.3	-			1,552.3
Gross profit	686.2	-			686.2

Selling, general and administrative expenses	564.5	14.3	(1	)(2)(3)(4)	578.8
Goodwill impairments	3.2	-			3.2
Trademark impairments	7.2	-			7.2
Operating income	111.3	(14.3)			97.0

Interest income	3.8	-			3.8
Interest expense and financing costs	60.9	40.6	(5)		101.5
Equity in income of unconsolidated affiliates	0.6	-			0.6
Income (loss) from operations before (benefit) provision for income taxes	54.8	(54.9)			(0.1)

Provision (benefit) for income taxes	27.7	(25.8)	(6)		1.9
Net income (loss)	27.1	(29.2)			(2.1)

Less: (loss) attributable to noncontrolling interest	(1.1)	-	(6)		(1.1)
Income (loss) attributable to Jones Footwear and Jeanswear	$28.2	$(29.2)			$(1.0)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Represents additional depreciation expense as a result of the acquisition accounting adjustment to the values of Property, Plant and Equipment assets in an amount of $5.2 million.

(2)	Reflects an increase in amortization expense resulting from the preliminary estimated fair value assigned to amortizable intangible assets under acquisition accounting in an amount of $8.2 million.

(3)
Reflects increased non-cash rent expense due to the recalculation of straight-line rent for GAAP under acquisition accounting for the lease periods remaining after closing of the Transactions in an amount of $6.5 million.

(4)	Reflects elimination of non-recurring fees and expenses already incurred during the fiscal year ended December 31, 2013 by the Company in connection with the Transactions in an amount of $5.6.

(5)
Reflects increased interest expense related to the new debt being used to fund the transaction (including the New Notes), net of the elimination of interest related to the notes being redeemed and interest related to the current revolving credit facility. Also includes amortization of deferred financing costs related to the new debt issuance, including the New Notes. Additionally, pro forma interest expense includes amortization of expense on the estimated $14.4 million of deferred financing costs associated with the New Notes and $35.8 million of deferred financing costs associated with other newly issued debt, utilizing the effective interest method over the term of each debt facility.

(6)	Reflects the estimated tax effects of pro forma adjustments resulting from the Transactions at an effective tax rate of 46.9% for the fiscal year ended December 31, 2013.

This communication is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed Merger, and all other statements made in this communication that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to the Company as of the date hereof, and subject to applicable law to the contrary, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those suggested by the projected results in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the transactions described herein; approval of the Merger by the Company’s shareholders (or the failure to obtain such approval); the Company’s ability to maintain relationships with customers, employees or suppliers following the announcement of the Merger Agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the Merger and the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by affiliates of the Sponsor. The Company filed with the SEC and mailed to its security holders a definitive proxy statement and filed other related documents with the SEC. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders may also obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to The Jones Group Inc. Investor Relations at 1411 Broadway, New York, NY 10018, telephone number (212) 703-9819, or from the Company’s website, www.jonesgroupinc.com.

Certain Information Concerning Participants

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on May 15, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger filed with the SEC. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions.